Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2016 Second Quarter Financial Results

NEW YORK, August 8, 2016 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company”), a global provider of expedition cruises and adventure travel experiences, today reported results for the second quarter ended June 30, 2016.

Financial Highlights for the Second Quarter of 2016

●	Consolidated tour revenues for the second quarter of 2016 were $53.9 million, an increase of $4.4 million or 8.9% as compared with the prior year quarter, reflecting the May 4, 2016 acquisition of Natural Habitat, Inc. (“Natural Habitat”).

●	Results for the second quarter of 2016 were a net loss of $4.5 million as compared with net income of $8.8 million for the 2015 quarter. The 2015 quarter includes $12.5 million of pretax income and $5.5 million of pretax expenses related to the July 2015 merger with Capitol Acquisition Corp. II.

●	Consolidated Adjusted EBITDA for the second quarter of 2016 was $5.2 million as compared with $12.0 million in the prior year quarter.

●	Net Yield for the Lindblad segment of the business for the second quarter of 2016 was $999 as compared with $963 in the prior year quarter, an increase of 3.7%.

●	Occupancy for the Lindblad segment of the business for the second quarter of 2016 was 92.0% compared with 91.9% in the prior year quarter.

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures, to evaluate its performance and financial condition. The accompanying financial data includes additional information regarding these metrics and a reconciliation of non-GAAP financial information to GAAP. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

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On May 4, 2016, the Company completed its acquisition of 80.1% of the outstanding common stock of Natural Habitat. As a result of the acquisition, the Company updated its operating and reporting segments structure. The Company now has two reporting segments – Lindblad and Natural Habitat.

Second Quarter 2016 Results

“The Company’s second quarter results were in line with our expectations for the period. We grew net yield by 3.7% over last year and maintained a strong occupancy level at 92%. Revenue and EBITDA in the second quarter this year were impacted by a planned reduction in operating days for the owned fleet due to vessel drydocking. In 2016, both of our blue water vessels, the Explorer and the Orion were drydocked in contrast to 2015 when only one vessel was wet docked for a much shorter period. Our drydock schedules are subject to cost and timing differences from year to year due to the availability of shipyards for certain work, drydock locations based on ship itineraries, operating conditions experienced especially in the polar regions, and the applicable regulations of class societies in the maritime industry, which require more extensive reviews periodically. The combined effect of lower revenue from fewer operating days and the operating costs of these planned drydocks is the key factor with regard to the year-over-year comparison of revenue and EBITDA in the period.” said Sven-Olof Lindblad, President and Chief Executive Officer of Lindblad.

Consolidated tour revenues in the second quarter amounted to $53.9 million, as compared with $49.5 million in the second quarter of 2015, which represents an increase of $4.4 million or 8.9%. The increase was due to $5.7 million of additional revenue from the acquisition of Natural Habitat, partially offset by $1.3 million lower revenue at the Lindblad segment due to the planned reduction in operating days for the owned fleet.

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Net Yield in the quarter for the Lindblad segment amounted to $999 as compared with $963 in the second quarter of 2015. The increase in Net Yield was primarily related to price increases. The Lindblad segment had 41,213 Available Guest Nights in the second quarter of 2016 compared with 44,193 in the prior year quarter, and an occupancy rate of 92.0% in the second quarter of 2016 compared with 91.9% in the 2015 quarter.

Adjusted Net Cruise Cost per Available Guest Night for the Lindblad segment amounted to $858 in the second quarter of 2016, as compared with $691 for the same period in the prior year. The increase was primarily driven by higher cost of tours due to the additional drydock days and more extensive maintenance work during the drydocks, as well as an increase in charter hire expense related to additional voyages. These added costs were partially offset by a decrease in fuel costs. As the Company has transitioned to the public market and is fully engaged in executing on its transformational long-range growth plan, additional infrastructure required to support these efforts has increased general and administrative expense as compared to last year. This includes the addition of talent both at the executive level and across the organization, public company accounting and compliance costs, rating agency fees and incremental insurance.

In total, the Company reported a net loss of $4.5 million for the second quarter 2016, as compared with $8.8 million of net income in the 2015 quarter. The 2015 quarter includes $12.5 million of pretax income and $5.5 million of pretax expenses related to the July 2015 merger with Capitol Acquisition Corp. II. (The $12.5 million of pretax income includes a $5.0 million success fee for the debt financing in May 2015 and a $7.5 million gain on the disposal of assets related to the junior debt. See the Company’s Form 10-Q for the quarter ended June 30, 2016, which will be filed with the Securities and Exchange Commission for additional information.) Consolidated Adjusted EBITDA was $5.2 million in the second quarter of 2016 as compared with $12.0 million in the same period in 2015, a decrease of $6.8 million. The lower results in 2016 are primarily due to the planned increase in drydock activities for the quarter, with its corresponding decrease in revenues and increase in expenses, and an increase in G&A expenses, as discussed above. Additionally, the 2016 second quarter includes a small, seasonal operating loss at Natural Habitat from the date of its acquisition, May 4, 2016, which is consistent with the historical performance of the Company.

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Mr. Lindblad also added: “We are currently at 94% of projected guest ticket revenues for 2016 as of July 31, 2016, compared to 103% in the same time in 2015 for the 2015 fiscal year, a reduction of approximately $5.3 million. The reduction is primarily for voyages during the fourth quarter. We have employed a variety of tactical marketing opportunities for this period to counteract effects seen in specific geographies relating to concerns over the Zika virus and a slowdown in activity on the National Geographic Endeavour, where segments of our audience are waiting for the introduction of our new vessel, the Endeavour II, for our Galápagos operation. We have historically been adept at isolating challenges and developing an effective tactical response while staying focused on our long-term objectives. However, we may be unable to fully eliminate all the effects of the various challenges we face in the short term.

Lindblad Fleet Activities

Work proceeds on schedule for the fourth quarter delivery of the National Geographic Endeavour II, formerly the Via Australis. The vessel will operate year-round in the Galápagos Islands and will replace the National Geographic Endeavour. The vessel has been undergoing significant renovation and refurbishment since its April 25, 2016 acquisition. In December 2016, the Company will also expand its travel offerings with new expeditions in Cuba aboard the 42-guest Panorama II, which will be the fifth chartered vessel in Lindblad’s fleet. The vessel is chartered for two years and will operate on a seasonal basis from December through March.

Additionally, the Company has two new coastal vessels on order and the build is proceeding on schedule. The first vessel, which has been named the National Geographic Quest, is expected to be delivered in the second quarter of 2017 and will sail in Alaska and British Columbia during the summer of 2017 before voyaging to Costa Rica and Panama to provide expeditions for the Northern Hemisphere winter season. The second new build vessel is expected to be delivered in the second quarter of 2018.

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Conference Call Scheduled

The Company has scheduled a conference call at 10:00 a.m. Eastern Time on August 8, 2016 to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiary, Natural Habitat Adventures, an adventure travel and ecotourism company with a focus on responsible nature travel.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include our financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) changes adversely affecting the business in which we are engaged; (ii) management of our growth and our ability to execute on our planned growth; (iii) general economic conditions; (iv) our business strategy and plans; (v) compliance with applicable laws and regulations; (vi) compliance with the financial and/or operating covenants in our amended and restated credit agreement; (vii) adverse publicity regarding the cruise industry in general; (viii) loss of business due to competition; (ix) the result of future financing efforts; (x) the inability to meet revenue and Adjusted EBITDA projections; and (xi) those risks described in our filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	As of
	June 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$150,813	$206,903
Restricted cash and marketable securities	17,618	8,460
Inventories	1,658	1,746
Marine operating supplies	4,102	4,969
Prepaid expenses and other current assets	23,124	12,266
Total current assets	197,315	234,344

Property and equipment, net	151,868	125,471
Goodwill and other intangibles	28,167	-
Other long-term assets	10,901	12,355
Operating rights	5,864	6,227
Deferred tax assets	3,907	3,216
Total assets	$398,022	$381,613

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$91,417	$76,604
Accounts payable and accrued expenses	18,225	25,968
Long-term debt - current	1,750	1,750
Total current liabilities	111,392	104,322

Long-term debt, less current portion	163,911	162,693
Other long-term liabilities	692	677
Total liabilities	275,995	267,692

COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	4,827	-

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 45,887,940 and 45,224,881 issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	5	5
Additional paid-in capital	45,231	48,073
Retained earnings	71,964	65,843
Total stockholders' equity attributable to Linblad stockholders	117,200	113,921
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$398,022	$381,613

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015

Tour revenues	$53,871	$49,531	$115,445	$104,952

Cost of tours	29,390	21,486	54,665	45,887
Gross profit	24,481	28,045	60,780	59,065

Operating expenses:
General and administrative	12,637	9,053	23,825	17,911
Selling and marketing	9,512	8,190	19,130	17,352
Merger-related expenses	-	5,503	-	7,771
Depreciation and amortization	4,869	2,895	9,443	5,647
Total operating expenses	27,018	25,641	52,398	48,681

Operating (loss) income	(2,537)	2,404	8,382	10,384

Other (expense) income:
Loss on foreign currency	(357)	(78)	(286)	(194)
Gain on transfer of assets	-	7,502	-	7,502
Other income, net	-	4,789	-	5,024
Interest expense, net	(2,690)	(3,889)	(5,438)	(5,078)
Total other (expense) income	(3,047)	8,324	(5,724)	7,254

(Loss) income before income taxes	(5,584)	10,728	2,658	17,638

Income tax (benefit) expense	(1,090)	1,893	(3,315)	1,870

Net (loss income	$(4,494)	$8,835	$5,973	$15,768

Net loss attributable to noncontrolling interest	(148)	-	(148)	-

Net (loss) income attributable to Lindblad	$(4,346)	$8,835	$6,121	$15,768

Weighted average shares outstanding
Basic	45,670,721	44,717,759	45,570,438	44,717,759
Diluted	45,670,721	44,717,759	46,299,189	44,717,759

(Loss) earnings per share attributable to Lindblad
Basic	$(0.10)	$0.20	$0.13	$0.35
Diluted	$(0.10)	$0.20	$0.13	$0.35

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Six Months Ended June 30,
	2016	2015
Cash Flows From Operating Activities
Net income	$5,973	$15,768
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,443	5,647
Amortization of National Geographic fee	1,454	—
Amortization of debt discount, deferred financing and other costs	1,166	2,208
Stock-based compensation	2,622	2,427
Deferred income taxes	(3,120)	(46)
Loss on currency translation	286	194
Gain on transfer of assets	—	(7,502)
Changes in operating assets and liabilities
Inventories and marine operating supplies	1,103	(251)
Prepaid expenses and other current assets	(1,347)	317
Unearned passenger revenues	(924)	6,022
Other long-term liabilities	15	(26)
Accounts payable and accrued expenses	(9,828)	(881)
Net cash provided by operating activities	6,843	23,877
Cash Flows From Investing Activities
Purchase of investment in CFMF	—	(68,087)
Acquisition of Natural Habitat, Inc., net of cash acquired	(9,946)	—
Purchase of property and equipment	(32,895)	(2,856)
Advance to shareholder	—	1,501
Purchase of restricted cash and marketable securities	(9,158)	(39,143)
Net cash used in investing activities	(51,999)	(108,585)
Cash Flows From Financing Activities
Proceeds from long-term debt	—	150,000
Payment of deferred financing costs	(1,565)	(10,532)
Repayments of long-term debt	(875)	(41,003)
Proceeds used in exchange of option shares	(2,694)	—
Repurchase of warrants	(5,420)	—
Net cash (used in) provided by financing activities	(10,554)	98,465
Effect of exchange rate changes on cash	(380)	37
Net (decrease) increase in cash and cash equivalents	(56,090)	13,794
Cash and cash equivalents as of beginning of period	206,903	39,679
Cash and cash equivalents as of end of period	$150,813	$53,473

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$4,925	$2,087
Income taxes	$864	$298

Non-cash investing and financing activities:
Acquisition of Natural Habitat, Inc.:
Assets acquired and liabilities assumed:
Cash and cash equivalents	$4,904	$—
Current assets, excluding cash acquired	9,623	—
Property and equipment	2,068	—
Goodwill and other intangibles	28,310	—
Accounts payable and accrued expenses	(2,476)	—
Unearned passenger revenues	(15,000)	—
Deferred tax liability	(2,429)	—
Noncontrolling interest in consolidated subsidiary	(4,975)	—
Total purchase price consideration	20,025	—
Consideration consisted of:
Cash paid to acquire Natural Habitat, Inc.	(14,850)	—
Non-cash consideration - long-term debt	(2,525)	—
Non-cash consideration - Lindblad restricted shares	(2,650)	—
Increase in amount due from DVB	—	4,972
Investment in CFMF liquidation of Junior debt asset, warrant	—	84,903
CFMF liquidation of Junior debt long-term debt, additional paid-in capital	—	(84,903)
Additional paid-in capital exercise proceeds of option shares	1,123	—
Additional paid-in capital exchange proceeds used for option shares	(1,123)	—

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The Company uses a variety of operational and financial metrics, which are defined below, to evaluate its performance and financial condition. The Company uses certain non-GAAP financial measures, such as EBITDA, Adjusted EBITDA, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise industry to measure performance. The Company believes these non-GAAP measures provide expanded insight to measure revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In thousands)	2016	2015	2016	2015
Net (loss) income	$(4,494)	$8,835	$5,973	$15,768
Income tax (benefit) expense	(1,090)	1,893	(3,315)	1,870
Interest expense, net	2,690	3,889	5,438	5,078
Depreciation and amortization	4,869	2,895	9,443	5,647
EBITDA	1,975	17,512	17,539	28,363
Loss on foreign currency translation	357	78	286	194
Gain on transfer of assets	-	(7,502)	-	(7,502)
Other income, net	-	(4,789)	-	(5,024)
Stock-based compensation	1,287	1,213	2,622	2,427
National Geographic fee amortization	727	-	1,454	-
Acquisition-related expenses	892	-	892	-
Merger-related expenses	-	5,503	-	7,771
Adjusted EBITDA	$5,238	$12,015	$22,793	$26,229

Guest Metrics - Lindblad Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Available Guest Nights	41,213	44,193	93,070	91,164
Guest Nights Sold	37,903	40,597	85,522	83,807
Occupancy	92.0%	91.9%	91.9%	91.9%
Maximum Guests	5,233	5,171	10,941	10,610
Number of Guests	4,830	4,818	10,114	9,806
Voyages	68	63	147	140

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Calculation of Gross Yield and Net Yield - Lindblad Segment

(In thousands, except for Available Guest Nights, Gross and Net Yield)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Guest ticket revenues	$42,610	$43,154	$96,524	$90,954
Other tour revenues	5,577	6,377	13,237	13,998
Tour Revenues	48,187	49,531	109,761	104,952
Less: Commissions	(3,480)	(3,437)	(7,768)	(7,123)
Less: Other tour expenses	(3,536)	(3,532)	(8,546)	(8,112)
Net Revenue	$41,171	$42,562	$93,447	$89,717

Available Guest Nights	41,213	44,193	93,070	91,164
Gross Yield	$1,169	$1,121	$1,179	$1,151
Net Yield	999	963	1,004	984

Calculation of Net Cruise Cost Metrics - Lindblad Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In thousands, except Available Guest Nights, Gross and Net Cruise Cost)	2016	2015	2016	2015
Cost of tours	$25,118	$21,486	$50,393	$45,887
Plus: Merger-related expenses	-	5,503	-	7,771
Plus: Selling and marketing	9,045	8,189	18,663	17,352
Plus: General and administrative	11,110	9,054	22,298	17,911
Gross Cruise Cost	45,273	44,232	91,354	88,921
Less: Commission expense	(3,480)	(3,437)	(7,768)	(7,123)
Less: Other tour expenses	(3,536)	(3,532)	(8,546)	(8,112)
Net Cruise Cost	38,257	37,263	75,040	73,686
Less: Fuel expense	(1,132)	(1,678)	(3,662)	(4,725)
Net Cruise Cost Excluding Fuel	37,125	35,585	71,378	68,961
Non-GAAP Adjustments:
Stock-based compensation	(1,287)	(1,213)	(2,622)	(2,427)
National Geographic fee amortization	(727)	-	(1,454)	-
Acquisition-related expenses	(892)	-	(892)	-
Merger-related expenses	-	(5,503)	-	(7,771)
Adjusted Net Cruise Cost Excluding Fuel	$34,219	$28,869	$66,410	$58,763
Available Guest Nights	41,213	44,193	93,070	91,164
Gross Cruise Cost per Available Guest Night	$1,099	$1,001	$982	$975
Net Cruise Cost per Available Guest Night	928	843	806	808
Net Cruise Cost Excluding Fuel per Available Guest Night	901	805	767	756
Adjusted Net Cruise Cost per Available Guest Night	858	691	753	696
Adjusted Net Cruise Cost Excl. Fuel per Available Guest Night	830	653	714	645

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Key Operational and Financial Metrics

EBITDA is net income (loss) excluding depreciation and amortization, net interest expense and income tax benefit (expense).

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), and income tax benefit (expense), and other supplemental adjustments. The Company believes Adjusted EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income. The Company’s use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following descriptions apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization, merger-related expenses, and acquisition-related expenses.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. The Company also records the number of guest nights available on its limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus merger-related expenses, selling and marketing expense, general and administrative expense.

Gross Yield represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with the Company in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.

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